EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Proxy Statement-Prospectus of Apartment Investment and Management Company, Aimco Properties, L.P. and VMS National Properties Joint Venture that is made a part of their Amendment No. 3 to the Registration Statement (Form S-4; File No. 333-136801) for the registration of Aimco Properties, L.P. Partnership common units and shares of Apartment Investment and Management Company Class A common stock and to the incorporation by reference therein of our reports dated March 6, 2006 (except for Notes 6, 10, 14, 15 and 17, as to which the date is November 30, 2006), with respect to the consolidated financial statements and schedules of Apartment Investment and Management Company and Aimco Properties, L.P. included in their Current Reports on Form 8-K filed on December 6, 2006 with the Securities and Exchange Commission; and our reports dated March 6, 2006 with respect to Apartment Investment and Management Company and Aimco Properties, L.P. managements’ assessments of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Apartment Investment and Management Company and Aimco Properties, L.P. included in their Annual Reports (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
\s\ Ernst & Young LLP
Denver, Colorado
January 12, 2007